Health Systems Solutions, Inc. Announces Retirement of Chief Executive Officer Mike Milvain

TAMPA, Florida, June 21, 2007 — Health Systems Solutions, Inc. (OTCBB: HSSO) today announced that Mike Milvain, its chief executive officer, will be retiring from the company. Milvain has been with HSS and its predecessor companies for 17 years. Milvain will remain with the company until a replacement has been located and will assist with the transition. The company plans to consider both internal and external candidates to fill the CEO position.

"I will miss working with the professionals at HSS a great deal, but at age 71, I believe, it is time for me to move on to a new chapter in my life," Milvain said. "I’m looking forward to spending more time with my family and on my boat."

"I want to thank Mike for his terrific contribution over the past 17 years and his participation in building the business," said Steve Katz, HSS’ Chairman of the Board. "Mike has done a great job devising and initiating HSS’ strategy for the post acute health care market. He leaves behind him a very capable team that will continue to implement the company’s strategy."

About Health Systems Solutions, Inc.

HSS, through its wholly owned subsidiaries, designs, develops, markets, sells and supports both licensed and web-based, management information and business intelligence information technology systems and related services. These products are designed to assist home health care companies more effectively manage the daily clinical, operational and financial aspects of their business and to compete effectively in the Medicare, Medicaid, private pay and managed care environments. HSS offers several comprehensive software solutions including HSS Advantage, HSS Analyzer, HSS VividNet and HSS VividCare.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, our success in integrating the operations of any newly-acquired businesses, and associated reduction in costs, continued and increased demand for our products and services, general economic conditions, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. In addition, other factors that could cause actual results to differ materially are discussed in Health System Solution Inc.'s periodic filings with the Securities and Exchange Commission. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.

For more information on HSS:

Virginia Tomic, VP of Product Management and Marketing, 813-282-3303, Virginia.Tomic@HSSonline.net

For more information, investors only:

Howard Gostfrand, American Capital Ventures, Inc., (305) 918-7000, hg@amcapventures.com

Health Systems Solutions, Inc. - 405 Reo Street - Suite 300 - Tampa, FL 33609
tel 813.282.3303 - fax 813.282.8907